EXHIBIT 10.25

SEVERANCE AND CONSULTING

SERVICES AGREEMENT

This Severance and Consulting Services Agreement (“Agreement”) between Smart & Final Inc. and its subsidiaries and affiliates (collectively “S&F”) and Dennis L. Chiavelli (“Chiavelli”), is made with reference to the following facts and objectives:

WHEREAS,

1. Chiavelli has been employed by S&F and related entities since December 1985 in a variety of executive officer capacities; and,

2. Chiavelli has announced his intention to retire from active service and resign from all executive officer and director positions with S&F; and,

3. S&F desires to retain the benefit of Chiavelli’s expertise and to secure Chiavelli’s continued assistance in the orderly transition of his former duties and responsibilities; and,

4. It is in the best interest of S&F to secure continued access to Chiavelli’s services, following his retirement from active executive management, as may be desirable on a consulting basis;

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual promises and representations contained herein:

5. In recognition of Chiavelli’s contributions to executive transition during 2002 and achievement of certain performance objectives, Chiavelli has received an incentive compensation payment for fiscal 2002 (“2002 Bonus”) of $177,840.00. S&F and Chiavelli agree that no additional Bonus payments are due for fiscal 2002.

6. Chiavelli shall resign from all executive officer and director positions with S&F as of July 1, 2003 (“the Effective Date”).

7. Until the Effective Date, Chiavelli shall continue to receive his regular salary, benefits and perquisites (collectively his “Base Pay”) at the rate and in the customary manner existing prior to the Effective Date. In recognition of his service during 2003 prior to the Effective Date, Chiavelli shall receive an incentive compensation payment for fiscal 2003 (“2003 Bonus”) of $88,920.00, payable prior to March 31, 2004. At Chiavelli’s option, this sum may be deferred and converted into an actuarially equivalent increase in retirement benefits as provided in Paragraph 16 below. S&F and Chiavelli agree that no additional Bonus payments are due for fiscal 2003. For his service after the Effective Date, Chiavelli will no longer be eligible to earn annual incentive compensation.

8. When paid to Chiavelli, the 2002 Bonus and 2003 Bonus shall be subject to income and payroll tax withholding consistent with S&F’s general policy for incentive payments.

9. As soon as administratively practicable after the Effective Date, Chiavelli shall receive payment of all accrued but unused vacation through that date. After the Effective Date, Chiavelli shall not be eligible to accrue any paid vacation or other compensable personal time.

10. Beginning on the Effective Date, and continuing for 24 months thereafter (“the Consulting Period”), Chiavelli agrees, as provided below, to perform consulting services for S&F and to not compete with S&F. During the Consulting Period, Chiavelli shall receive compensation equal to his Base Pay as set forth above (except for Annual Incentive Compensation) without material adjustment or modification; provided, however, that in the event any benefit or perquisite offered to any other executive officer is increased during the Consulting Period, Chiavelli shall receive the benefit of such increase as well. In no case shall the Base Pay be reduced during the Consulting Period. Payment during the Consulting Period shall occur consistent with the Company’s standard payroll practices and will continue in the event Chiavelli is incapacitated or dies during the Consulting Period.

11. During the Consulting Period, Chiavelli shall continue to be eligible to participate in the Supplemental Deferred Compensation Plan (“SDCP”) and the Supplemental Executive Retirement Plan (“SERP”), with the status of an active employee of S&F.

12. During the Consulting Period, Chiavelli shall remain reasonably available for consultation electronically, by telephone and/or written correspondence. It is expressly understood that while Chiavelli may be away from his residence for extended periods, he will endeavor to remain available by telephone and electronic means. Unless otherwise agreed by Chiavelli, the maximum consulting services required in one calendar month shall be ten (10) hours. In the event during the Consulting Period that Chiavelli’s services are requested for a specific project, Chiavelli shall be entitled to a per diem in an amount to be mutually agreed upon between him and the Company based upon the duration and complexity of the specific work assignment.

13. During the Consulting Period, Chiavelli shall have use of a cellular telephone and personal computer together with Internet access at S&F expense. Should Chiavelli’s services be required at S&F’s Commerce, California office or any other location, the Company agrees to provide reasonable notice of such request and if such request cannot be reasonably accommodated by Chiavelli, he may decline such request without prejudice to any right to payment for any sums due herein. Chiavelli’s expenses reasonably incurred in the performance of his assigned duties during the Consulting Period, including but not limited to travel and lodging expenses, shall be promptly reimbursed by S&F.

14. During the Consulting Period, Chiavelli will not, without prior consent of the Chief Executive Officer of S&F, directly or indirectly render any material services to any other person, business, or entity that is in a materially competitive position with S&F or its businesses (as described in the Company’s Reports on Form 10-K and 10-Q for the Consulting Period). In the event that the Chief Executive Officer does not grant such consent, Chiavelli shall have the right to appeal such decision to the Compensation Committee of the Board of Directors, whose majority decision shall be binding upon all parties. This provision shall in no way limit Chiavelli’s right to provide services for compensation or otherwise to persons or firms that do not compete with the Company.

15. It is the express intention of the parties that Chiavelli shall retire from S&F as of July 1, 2005 (“Retirement Date”). Chiavelli shall be fully vested in the SERP and other retirement benefits, including retiree medical benefits, as of that date.

16. Chiavelli’s benefit payable under the SERP, prior to offset for payments made under the Smart & Final Pension Plan as provided for in Section 1.29 of the SERP, shall be $203,000.00 annually without regard to the formula terms of the SERP. This amount may be increased at Chiavelli’s option by the deferral and conversion of the 2003 Bonus referenced in Paragraph 7 above, on an actuarially equivalent basis using the factors as provided in Section 1.1 of the SERP.

17. Unless sooner vested, the Company shall cause all of Chiavelli’s stock options, restricted stock and other equity benefits (collectively “Equity Benefits”) to fully vest on the Retirement Date. As measured from the Retirement Date, stock options will remain exercisable for the shorter of (a) their remaining term or (b) a three-year period thereafter. Until the Retirement Date, Chiavelli will receive the benefit of any modifications or adjustments to any such Equity Benefits offered generally to other executive officers of the Company, but is expressly understood that he will not be eligible to participate in any new equity benefits which may be granted subsequent to December 31, 2002.

18. The consulting services listed hereunder may be assigned by Chiavelli to a professional service organization in which he owns a controlling interest, provided that the consulting services will be performed by Chiavelli personally. Notwithstanding any such assignment, Chiavelli agrees that a failure of a professional service organization to perform such services shall have the same legal effect as if Chiavelli had failed to personally perform such service.

19. During the Consulting Period, and for a period of one year thereafter, Chiavelli agrees to retain in confidence any and all material trade secrets, confidential information or other data, which is not readily available to the public. Following this period Chiavelli shall return to S&F any remaining material non-public information.

20. This Agreement shall supercede and replace any prior agreements, whether written or oral or other, regarding the subject matter herein in whole or in part.

21. This Agreement, and any disputes arising hereunder, shall be governed and interpreted according to California law. Any disputes shall be resolved through binding arbitration according to the rules of the American Arbitration Association in Los Angeles with the prevailing party entitled to costs and reasonable attorneys’ fees.

22. Except as required by any federal or state statute, discovery request or lawful subpoena, the parties agree to maintain in confidence, the fact of, subject matter and terms of this agreement, provided however, that either party may disclose the financial terms to an accountant, accounting firm or financial planning or services firm for purposes of tax or estate planning.

SMART & FINAL INC	DENNIS L. CHIAVELLI

/s/ Ross E. Roeder	/s/ Dennis L. Chiavelli

By: Ross E. Roeder

Title: Chairman & CEO

5/14/03	5/14/03
Date	Date